Filed Pursuant to Rule 424(b)(3)

File Number 333-172865

Prospectus Supplement No. 16

(To prospectus dated June 10, 2011)

Augme Technologies, Inc.

3,462,215 Shares of Common Stock

$0.0001 par value

This Prospectus Supplement No. 16 supplements and amends the prospectus dated June 10, 2011 (the “Final Prospectus”).  This Prospectus Supplement No. 16 should be read in conjunction with the Final Prospectus and may not be utilized without the Final Prospectus.

Attached hereto is a Current Report on Form 8-K which Augme Technologies, Inc. filed with the Securities and Exchange Commission on December 6, 2011.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE FINAL PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 16 is December 6, 2011.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 30, 2011

Augme Technologies, Inc.

(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

350 7th Ave

2nd Floor

New York, NY 10001

(Address of Principal Executive Offices)

(855) 423-5433

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01               Changes in Registrant’s Certifying Accountant.

On November 30, 2011, we dismissed Freedman & Goldberg, CPAs P.C. (“Freedman & Goldberg”) as our independent auditors.  This action was approved by the audit committee of our Board of Directors and ratified by our Board.  Freedman & Goldberg served as our independent registered accounting firm for our fiscal year ended February 28, 2011.

The report of Freedman & Goldberg on our financial statements as of February 28, 2011 and for the year ended February 28, 2011 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

Prior to its dismissal, there were no disagreements with Freedman & Goldberg on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Freedman & Goldberg would have caused it to make reference to the subject matter of the disagreements in connection with its report, nor were there any “reportable events” as such term is described in Item 304(a)(1)(v) of Regulation S-K, promulgated under the Securities Exchange Act of 1934, as amended.

We requested that Freedman & Goldberg review the disclosures contained herein and asked Freedman & Goldberg to furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements we made in this Current Report and, if not, stating the respects in which it does not agree.  A copy of Freedman & Goldberg’s letter dated December 6, 2011 is filed as an exhibit to this Form 8-K.

On December 6, 2011 we engaged Moss Adams LLP as our independent registered accounting firm.  During our two most recent fiscal years and any subsequent interim period prior to the engagement of Moss Adams LLP, neither we nor anyone on our behalf consulted with Moss Adams LLP regarding either (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on our financial statements or (ii) any matter that was either the subject of a “disagreement” or a “reportable event.”

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Exhibit Description

16	Letter re: change in certifying accountant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Augme Technologies, Inc.
(Registrant)

Date: December 6, 2011	By:	/s/ Tom Virgin
Tom Virgin Chief Financial Officer

Exhibit 16

FREEDMAN & GOLDBERG

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

ERIC W. FREEDMAN MICHAEL GOLDBERG JULIE A. CHEEK MICHAEL GOULD GLORIA K. MOORE BETTY J. POWELL	31150 NORTHWESTERN HIGHWAY, SUITE 200 FARMINGTON HILLS, MICHIGAN 48334 (248) 626-2400 FAX: (248) 626-4298	JUDITH A. COOPER KELLY BRADLEY SALLY LISCOMB JEANNIE PARK TERRY ORAHA

December 6, 2011

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, DC  20549

RE:	Augme Technologies, Inc.
Commission File Number 333-57818

We have received a copy of, and are in agreement with, the statements being made by Augme Technologies, Inc. in Item 4.01 of its Form 8-K dated December 6, 2011 and captioned “Changes in Registrant’s Certifying Accountant.”  We agree with all statements pertaining to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ FREEDMAN & GOLDBERG, CPA’S, P.C.

Farmington Hills, MI
December 6, 2011